As filed with the Securities and Exchange Commission on September 25, 2014.

                                                                                                                                                      Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

OAK RIDGE ENERGY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	94-3431032
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3046 E. Brighton Place

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

Oak Ridge Energy Technologies, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

Mark L. Meriwether

3046 E. Brighton Place

Salt Lake City, Utah 84121

Telephone number, including area code, of agent for service: (801) 201-7635

Copies to:

Leonard W. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, Utah 84111

(801) 363-7411

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer [  ]   Accelerated Filer [  ]   Non-accelerated Filer [  ]   Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	10,500,000.70		$7,350,000	$946.68

      (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may be issuable under the 2014 Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

      (2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the OTC Bulletin Board on September  24, 2014.

OAK RIGE ENERGY TECHNOLOGIES, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by Oak Ridge Energy Technologies, Inc. (the “Company”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed (File No. 000-50032) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this Registration Statement:

(a)          The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013;

(b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)          The description of the Company’s common stock (the “Common Stock”) contained in the Form 8-A filed on October 8, 2002, to register our shares of Common Stock pursuant to Section 12 of the Exchange Act, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Leonard W. Burningham, Esq., who has prepared this Registration Statement and an opinion regarding the authorization, issuance and fully-paid and non-assessable status of our securities covered by this Registration Statement, presently beneficially owns a total of 600,000 shares of our Common Stock and is not deemed to be an affiliate of ours or a person associated with an affiliate of ours.  His sons, Branden T. Burningham, Esq. and Bradley C. Burningham, Esq., with whom he shares offices as sole practitioners of law, are the beneficial owners of 37,500 shares and 25,000 shares of our Common Stock, respectively.  Each of these persons may be eligible to receive shares of Common Stock that are covered by this Registration Statement in consideration of non-capital raising legal services, although the Company currently has no plans in this regard.

Item 6.  Indemnification of Directors and Officers

Section 7-109-102, of the Colorado Business Corporation Act, (the “Colorado Code”) authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the Articles of Incorporation, Section 7-109-105 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 7-109-107 extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 7-109-103 requires that a corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.  Unless limited by the Articles of Incorporation, Section 7-109-107 extends this protection to officers of a corporation as well.

Pursuant to Section 7-109-104, the corporation may advance a director’s expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102.  Unless limited by the Articles of Incorporation, Section 7-109-107 extends this protection to officers of a corporation as well.

Regardless of whether a director, officer, employee or agent has the right to indemnity under the Colorado Code, Section 7-109-108 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VII of our Amended and Restated Articles of Incorporation provides that the Company may indemnify any director, executive officer, employee or agent to the full extent permitted by the Colorado Code as in effect at the time of the conduct by such person.

Article IX of our Company’s Bylaws reiterates the provisions of Section 7-109-102 of the Colorado Code with respect to directors of the Company.   Article IX also provides that a judgment or conviction, whether based upon a plea of guilty or nolo contendere or its equivalent, or after trial, shall not in and of itself be deemed to be an adjudication that such director did not meet the applicable standard of conduct and authorizes the payment or reimbursement of reasonable expenses of a director who is a party to a proceeding in advance of the final disposition of such proceeding if:  (i) the director furnishes to the Company a written affirmation of the director’s good faith belief that he or she has met the applicable standard of conduct; (ii) the director furnishes to the Company a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Article IX.  Article IX further authorizes the Company to purchase and maintain insurance on behalf of our directors, officers, employees, fiduciaries and agents and entitles our executive officers to mandatory indemnification and court-ordered indemnification to the same extent as to directors.  We are also authorized under Article IX to advance expenses to officers, employees, fiduciaries and agents if not inconsistent with public policy and if provided for by general or specific action of our Board of Directors or stockholders or by contract.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

      5         Opinion of Leonard W. Burningham, counsel for the Registrant

      23.1    Consent of Leonard W. Burningham (contained in Exhibit 5 to this Registration Statement)

      23.2    Consent of Anderson Bradshaw, PLLC

      99.1    Oak Ridge Energy Technologies, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-50032) dated March 4, 2014, and filed with the Commission on March 12, 2014)

Item 9.  Undertakings.

A.          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on  September 24, 2014.

  OAK RIDGE ENERGY TECHNOLOGIES, INC.

Date: September 24, 2014                                                         By /s/Stephen J. Barber

                                                                                                   Stephen J. Barber

                                                                                                   CEO and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the date indicated.

Date: September 24, 2014                                                         /s/ Stephen J. Barber

                                                                                                   Stephen J. Barber

                                                                                                   CEO and Director

Date: September 24, 2014                                                         s/ Mark Meriwether

                                                                                                   Mark Meriwether

                                                                                                   Vice President and Director

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
5	Opinion of Leonard W. Burningham, Esq.	Attached to this filing
23.1	Consent of Leonard W. Burningham, Esq.	Contained in Exhibit 5 to this Registration Statement
23.2	Consent of Anderson Bradshaw, PLLC	Attached to this filing
99.1	Oak Ridge Energy Technologies, Inc. 2014 Equity Incentive Plan	Incorporated by reference from 8-K Current Report dated March 4, 2014, and filed with the Commission on March 12, 2014